Exhibit 10(jj)

December 19, 2005
PERSONAL and CONFIDENTIAL

Mr. Jerry Matthews Simmons, Jr.
76 Rocking Pine Place
The Woodlands, Texas 77381

Dear Matt:

We are delighted with the prospect of your joining PPL Corporation. On behalf of PPL, I would like to present our formal offer to you to join us as Vice President & Controller, PPL Corporation, reporting directly to Paul Farr, Senior Vice President. You will be an employee of PPL Services Corporation. Naturally, as an elected officer, this position is subject to appropriate Board approval. If you accept our offer, we will proceed to seek such approval immediately.

We have provided a level of base salary and performance-oriented incentive programs that will make employment with PPL both challenging and financially attractive.

Our offer includes a first-year compensation program consisting of an annualized salary of $225,000 and a sign-on bonus. The sign-on bonus has a value of $100,000, which will be paid in cash following your employment date. If you voluntarily leave PPL prior to completion of one full-year of service, you would be required to return the sign-on bonus to PPL. Your signature below authorizes PPL to deduct any amounts owed from your final paycheck. The attached compensation term sheet outlines our offer in detail.

As an elected officer, you will be eligible for various incentives. Currently, the annualized value of these incentives includes: (i) a target annual cash incentive of 40% of your annual salary; (ii) an annual incentive targeted at 52.5% of your annual salary in the form of restricted stock for performance achievement based on three year financial and operational goals, and specific, annual, strategic goals, and (iii) annual stock options valued at 52.5% of your annual salary. The total annual incentive target consisting of these three components is 145% of your annual salary. Awards under these programs take place in the first quarter of the year for corporate performance during the prior year and for newly hired executives are pro-rated.

The equity awards under our incentive programs for 2005 take place in the first quarter of 2006. Assuming you begin employment in 2006, you would not normally be eligible for any 2006 equity awards, based on 2005 performance; you would be eligible for pro-rated 2007 equity grant, which will be based on 2006 performance. However, as part of our offer, we agree to recommend to the compensation committee of the Board that you be granted equity awards for 2006 at target levels. Should the committee approve this award, you would be granted PPL restricted stock units and stock options which as of the award date would be valued at $225,000.

We will also extend to you change in control protection as an officer of PPL. This protection is provided to key executives under a separate contract and, in your case, when approved, would provide two times annual salary and cash bonus up to the maximum available without incurring the federal excise tax on excess severance payments. These agreements also extend the employee's group life, disability, accident and health insurance coverage for a two-year period.

If your employment should be terminated within one year for any reason, provided it is not for cause, we will provide you a severance payment equal to one year’s base salary. If your employment is terminated for reasons other than for cause after your first year of employment, you will continue to receive your salary for a period of 52 weeks or until you secure alternative employment, whichever occurs first, provided you execute a release in a form acceptable to PPL.

You will be eligible for PPL’s other executive benefits including coverage under the Supplemental Executive Retirement Plan (SERP), the Officers Deferred Compensation Plan (ODCP) and the Premium Incentive Exchange Program (Exchange Plan). The SERP provides officers with enhanced retirement benefits upon retirement after 10 years of service. The ODCP permits deferral of compensation to allow an executive to manage current income taxes, and the Exchange Plan allows eligible officers to exchange all or a portion of their annual cash incentive for PPL restricted stock units - at a 40% premium. The Exchange Plan is designed to assist executives in accumulating PPL stock in order to comply with our Executive Equity Ownership Guideline program. In your position, you would be required to hold one-time your salary in PPL shares by the end of five years.

Finally, you will, of course, also be eligible for PPL’s comprehensive package of other employee benefit plans including the tax qualified employee pension, savings/401(k) plan, health benefits, dental, life insurance, and other benefits. Of interest may be our vacation policy. We assume employees are hired as of age 22—therefore; you will be eligible for 25 days or 5 weeks of vacation, prorated for your first year of hire.

To facilitate your move to the Lehigh Valley, PPL offers generous relocation benefits, which are managed by SIRVA Relocation. Enclosed is a brief summary of relocation benefits. A relocation counselor will be assigned to you to provide support throughout the relocation process.

In order to continue the employment process, please follow these steps:

•	This offer is valid through Friday, January 6, 2006. Please sign the enclosed copy of this letter.
•
If you accept this offer, please call (800) 760-8378, National Drug Screen, Inc. Tell them you are a candidate for employment at PPL and are calling to schedule a pre-employment drug screen. They will schedule you and provide you with a location and time to go for the screening. If you experience any problems in scheduling your drug screen call the PPL Dispensary, 484-634-4928.

•	On the enclosed copy of this letter, write the date, time and name of the facility where you made arrangements for your drug screen.
•	Complete the enclosed HR/Payroll Employment Information Form.
•	Complete the Relocation Agreement Forms and contact John Clipper at 610-774-4152 to begin the relocation process.

By Friday, January 6, 2006 return the signed letter, including drug screen arrangement information, completed HR/Payroll Form, and Relocation Agreement Forms in the enclosed self-addressed envelope.

Our offer is contingent upon your satisfactory completion of the drug screen, background reference and security check. Additionally, on your first day of employment we will need to complete the government-mandated I-9 form showing proof of employment eligibility under the Immigration Reform and Control Act of 1986. A list of suitable proofs of identity is enclosed.

Please feel free to call me at any time, at 610-774-4536 if you have any questions. We are looking forward to your joining us as a key member of the management team responsible for guiding PPL toward a successful future.

Sincerely,

Ronald Schwarz
Enclosures

Please sign below to accept this proposal:

Signed: __________________________ Date: ______________________

DATE OF DRUG SCREEN	FACILITY COMPLETING DRUG SCREEN

Matt Simmons
PPL Offer

Illustrative Compensation Term Sheet

I.		Compensation:

		Annual Base Salary:	$225,000
		Annual Cash Incentive @ 40% Target*:	$90,000

		Annual Total Cash at Target:	$315,000

II.		Annual Restricted Stock @ 52.5%Target*:	$118,125
		Grant (3-year restriction) Value

III.		Annual Stock Option Value @ 52.5% Target*:	$118,125

		Annual Total Direct Compensation at Target:		$551,250

IV.		Special Consideration Values:

	•	Sign on:	$100,000
		$100,000 cash after 1 month

	•	2005 Long-term Incentive:	$225,000

		Offer Grand Total Value		$876,250

V.		Other*:

	•	Matching (100% on 3%) Savings/401(k) Plan
	•	Pension Plans - Qualified and Supplemental
	•	Five Weeks Vacation
	•	Health/Dental/Life Coverage
	•	Company-paid Sickness, Short-term and Long-term Disability
	•	Vision Care
	•	Prescription Drug Coverage
	•	Retiree Medical and Life Insurance

	*
This illustration is based on a full year of plan participation; partial year participation will be determined in accordance with the employment offer letter. Incentive awards made in 2006 are for the 2005 performance period; awards made in 2007 are for 2006 performance.

Revised December 19, 2005